EXHIBIT 99.4

CONSENT OF BANC OF AMERICA SECURITIES LLC

We hereby consent to the use of the opinion letter of Banc of America Securities LLC (“Banc of America Securities”) dated June 14, 2006 to the Board of Directors of Energy Partners, Ltd. (“EPL”), which is included as Annex B to the Proxy Statement/Prospectus that forms part of the Registration Statement on Form S-4 of EPL relating to the proposed merger of Stone Energy Corporation with and into EPL Acquisition Corp. LLC, a direct, wholly-owned subsidiary of EPL, and to references to Banc of America Securities and such opinion letter in such Proxy Statement/Prospectus under the headings “Summary—Opinions of Financial Advisors,” “The Merger—Background of the Merger,” “The Merger—Reasons for the Merger—EPL,” and “The Merger—EPL’s Financial Advisors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the “Securities Act”), nor do we admit that we are experts with respect to any Registration Statement within the meaning of the term “expert” as used in the Securities Act. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of this Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part of any registration statement (including any amendments to this Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

Banc of America Securities LLC

/s/ Banc of America Securities LLC

July 21, 2006